Exhibit 3.10
AMENDED AND RESTATED OPERATING AGREEMENT
OF
BURGER KING INTERAMERICA, LLC
     This Amended and Restated Operating Agreement (this “Agreement”) of BURGER KING INTERAMERICA, LLC dated as of March 17, 2008 by Burger King Corporation, a Florida corporation (the “Member”), amends and restates the Operating Agreement of Burger King Interamerica, LLC dated as of the 27th day of September, 2006.
     The Member hereby forms a limited liability company pursuant to and in accordance with the Florida Limited Liability Company Act (Fla. Stat. 608.401, et. seq.), as amended from time to time (the “Act”), and hereby agrees as follows:
     1. Name. The name of the limited liability company formed hereby is Burger King Interamerica, LLC (the “Company”).
     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing,
     3. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Florida is 1200 South Pine Island Road, Plantation, FL 33324. The name and address of the registered agent of the Company shall be CT Corporation. Such registered agent shall keep and maintain at such address the records of the Company required to be kept and maintained at such address by the Act.
     4. Member. The name and the business address of the sole Member is as follows:

Name	Address

Burger King Corporation	5505 Blue Lagoon Drive Miami, FL 33126
     5. Powers.
          (a) The business and affairs of the Company shall be managed by the managers (the “Managers”) who are elected by the Member. The Company initially shall have four (4) Managers, John W. Chidsey, Ben K. Wells, Anne Chwat and Peter C. Smith. The number of Managers on the Board of Managers shall be increased or decreased by the Member by written consent. All decisions by the Board of Managers shall be made by a majority vote of all of the

Managers. Any of the Managers shall have the authority and right to act on behalf of or bind the Company in connection with any matter. The Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all power, statutory or otherwise, possessed by members under the laws of the State of Florida. The Managers may appoint or employ officers, employees or agents to carry out its decisions. The Managers shall manage and control the affairs of the Company to the best of their ability and shall use their best efforts to carry out the business of the Company as set forth in Section 2.
     The following named persons are acting officers of the Company and each are hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Articles of Organization (and any amendments and/or restatements thereof) and any certificates (and any amendments and/or restatements thereof) or other documents necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business:

Chief Executive Officer	John W. Chidsey
Chief Financial Officer & Treasurer	Ben K. Wells
General Counsel & Secretary	Anne Chwat
Senior Vice President & Controller	Chris Anderson
Treasurer	Amin Maredia
Assistant Secretary	Lisa Giles-Klein
Assistant Secretary	Esther Gonzalez
     (b) Indemnification of the Members
     The Company shall indemnify any and all of its members, Managers, officers, employees or agents or former members, Managers, officers, employees or agents or any person or persons who may have served at its request as a manager, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise in which it owns an equity interest or of which it is a creditor, to the full extent permitted by law. Said indemnification shall include, but not be limited to, the expenses, including the cost of any judgments, fines, settlements and counsel’s fees, actually and necessarily paid or incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, and any appeals thereof, to which any such person or his legal representative may be made a party or may be threatened to be made a party, by reason of his being or having been a member, Manager, officer, employee or agent as herein provided. The foregoing right of indemnification shall not be exclusive of any other rights to which any member, manager, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted.
     6. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member(s), or (b) the entry of a decree of judicial dissolution. Otherwise, the Company’s term shall be perpetual.
     7. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

     8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Member.
     9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers or Member. Such distributions shall be allocated to the Member in the same proportion as its then capital account balances. For purposes of this Agreement, the Member’s capital account shall be maintained in accordance with the requirements of Code § 1.704-1 (b) (2) (iv).
     10. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member(s).
     11. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
     12. Application of Article 8 of the UCC. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Burger King Interamerica, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.
     13. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida, all rights and remedies being governed by said laws.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Amended and Restated Operating Agreement as of the 17th day of March, 2008.

BURGER KING CORPORATION
/s/ Anne Chwat
Name:	Anne Chwat
Title:	EVP & General Counsel

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